Exhibit 99.1

Morphic Announces Corporate Highlights and Second Quarter 2020 Financial Results

Company’s first IND accepted by FDA for MORF-057 in IBD

phase 1 study expected to begin in third-quarter 2020

Positive data presented at DDW 2020 further support MORF-057 preclinical profile

WALTHAM, Mass. – August 10, 2020 – Morphic Therapeutic (NASDAQ: MORF), a biopharmaceutical company developing a new generation of oral integrin therapies for the treatment of serious chronic diseases, today reported corporate highlights and second quarter 2020 financial results.

“Morphic has made tremendous strides with our lead program, MORF-057, an oral small molecule inhibitor of α4β7 in development to treat inflammatory bowel disease. I’m so proud of the efforts of our team that has taken this program from the bench in Dr. Tim Springer’s Lab to the clinic in just a few short years,” commented Praveen Tipirneni, M.D., president and chief executive officer of Morphic Therapeutic. “We recently presented a substantive preclinical data set at Digestive Disease Week that support MORF-057’s profile as a candidate for the treatment of IBD through the proven mechanism of α4β7 inhibition with many potential advantages, including oral administration. While we are just beginning our clinical journey, I congratulate the Morphic team for the achievement of these important milestones on our mission to deliver a new generation of oral integrin therapeutics.”

Peter Linde, M.D., Morphic’s chief medical officer, added “We expect to initiate a robust clinical development program for MORF-057 imminently, beginning with a phase 1 clinical trial designed to evaluate the safety, pharmacokinetic and pharmacodynamic profile of this compound with single and multiple ascending dose cohorts. The phase 1 trial will also generate important receptor occupancy data that we believe could provide early clinical proof of concept and dose selection guidance for use in future studies within the MORF-057 program in IBD patients.”

Morphic is developing MORF-057 as a selective, oral small molecule inhibitor of the α4β7 integrin, a target for the treatment of inflammatory bowel disease (IBD) with an initial focus on moderate-to-severe ulcerative colitis (UC). The mechanism of α4β7 inhibition to treat IBD has been clinically validated by the success of the approved infused antibody therapy, vedolizumab.

Second quarter and recent corporate highlights:

●	Announced acceptance of the Investigational New Drug (IND) filing for MORF-057 by the U.S. Food and Drug Administration (FDA), with a phase 1 clinical trial in healthy subjects expected to begin in the third quarter of 2020
o	The phase 1 trial is a randomized, double-blind placebo-controlled single and multiple ascending dose study in healthy adults evaluating endpoints including safety, tolerability, and pharmacokinetic and pharmacodynamic measures, as well as a concurrent food effect study
o	The full data set from the MORF-057 phase 1 trial is expected to be presented by mid-2021
●	Presented new positive preclinical data supporting MORF-057 in models of increasing complexity at the virtual Digestive Disease Week 2020
o	These data demonstrated MORF-057’s inhibition of α4β7 -expressing lymphocyte migration to the gut, a fundamental contributor to IBD, acting through the same mechanism of action as the approved antibody therapeutic, vedolizumab
o	Further, oral administration of a MORF-057 analog in non-human primate studies demonstrated saturation of the α4β7 receptor throughout the entire 7-day dosing period - receptor saturation at the dosages assessed in preclinical studies provide further evidence that MORF-057 is an extremely potent inhibitor of α4β7 and may produce clinical efficacy
●	Continued progress in our collaboration with AbbVie on the development of integrin inhibitors, including αvβ6 and other integrin targets
●	Appointed Marc Schegerin, M.D., M.B.A., as chief operating officer and chief financial officer; Dr. Schegerin was previously chief financial officer of ArQule until its acquisition by Merck. His prior roles include senior positions in finance, business development and healthcare investment banking

COVID-19 Preparedness
Morphic is not currently aware of any significant delay to its timelines due to the COVID-19 pandemic.  In light of the evolving circumstances, Morphic will continue to assess any potential impact of the COVID-19 pandemic in dialogue with regulators, partners and vendors.

Financial Results for Second Quarter 2020

Net loss for the quarter ended June 30, 2020 was $15.9 million or $0.52 per share compared to a net loss of $9.4 million or $4.73 per share for the same quarter last year.

●	Revenue was $7.7 million for the quarter ended June 30, 2020 compared to $5.6 million for the same quarter last year. The increase was due to higher level of research & development efforts in collaboration agreements signed with AbbVie in October 2018 and Janssen in February 2019
●	Research and development expenses were $19.9 million for the quarter ended June 30, 2020, compared to $13.9 million in the same quarter last year. The $6.0 million increase year-over-year reflects development and manufacturing costs associated with lead wholly owned product candidate, MORF-057; research costs associated with preclinical studies related to our partnered product candidate MORF-720 with AbbVie; as well as increased personnel-related costs to support continued progress with the company’s pipeline
●	General and administrative expenses were $4.2 million for the quarter ended June 30, 2020, compared to $2.1 million in the same quarter last year. The $2.1 million increase year-over-year was primarily attributable to increased headcount and higher professional fees to operate as a public company along with consulting fees associated with ongoing business development activities

As of June 30, 2020, Morphic had cash, cash equivalents, and marketable securities of $202.5 million, compared to $237.0 million at the end of 2019. Morphic believes its cash, cash equivalents, and marketable securities balance as of June 30, 2020 will be sufficient to fund operating expenses and capital expenditure requirements at least through the end of 2022.

Financial Tables Follow

Morphic Holding Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019

Collaboration revenue	$7,693	$5,567	$13,287	$11,635
Operating expenses:
Research and development	19,918	13,907	38,878	24,278
General and administrative	4,195	2,077	8,618	3,908
Total operating expenses	24,113	15,984	47,496	28,186
Loss from operations	(16,420)	(10,417)	(34,209)	(16,551)
Interest income, net	407	1,119	1,293	2,182
Total other income	407	1,119	1,293	2,182
Loss before benefit from (provision for) income taxes	(16,013)	(9,298)	(32,916)	(14,369)
Benefit from (provision for) income taxes	155	(135)	312	(264)
Net loss	$(15,858)	$(9,433)	$(32,604)	$(14,633)
Net loss per share, basic and diluted	$(0.52)	$(4.73)	$1.08	$(7.54)
Weighted-average common shares outstanding, basic and diluted
	30,360,851	1,992,410	30,274,713	1,940,923

Morphic Holding Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	June 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and marketable securities	$202,538	$237,016
Other current assets	6,072	6,557
Total current assets	208,610	243,573
Other assets	3,389	3,862
Total assets	$211,999	$247,435

Liabilities and Stockholders' Equity
Current liabilities	$45,284	$35,350
Long-term liabilities	51,798	71,167
Total liabilities	97,082	106,517
Total stockholders' equity	114,917	140,918
Total liabilities and stockholders' equity	$211,999	$247,435

About Morphic Therapeutic

Morphic Therapeutic is a biopharmaceutical company developing a new generation of oral integrin therapies for the treatment of serious chronic diseases, including autoimmune, cardiovascular and metabolic diseases, fibrosis and cancer. In collaboration with AbbVie, Janssen and Schrödinger, Morphic is advancing its pipeline and discovery activities using its proprietary MInT technology platform which leverages the Company’s unique understanding of integrin structure and biology. For more information, visit www.morphictx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: Morphic’s plan to develop and commercialize oral small-molecule integrin therapeutics and Morphic’s expectations about timing and ability to commence or complete clinical studies and to obtain regulatory approvals for MORF-057, MORF-720, and other candidates in development, the ability of MORF-057 to treat inflammatory bowel disease, the potential impact of the COVID-19 pandemic and the sufficiency of our cash, cash equivalents and investments to fund our operations. Statements including words such as “believe,” “plan,” “continue,” “expect,” “will be,” “develop,” “signal,” “potential,” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause Morphic’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to Morphic’s ability to develop, obtain regulatory approval for and commercialize MORF-057, MORF-720, and other product candidates, the timing and results of preclinical studies and clinical trials, the potential impact of the COVID-19 pandemic, Morphic’s ability to protect intellectual property; and other risks set forth in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Morphic specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

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Contacts

Morphic Therapeutic
Chris Erdman

chris.erdman@morphictx.com

617.686.1718

Media Contact
Tom Donovan, Ten Bridge Communications
tom@tenbridgecommunications.com
857.559.3397